Exhibit 10.1

Dated 15 December 2025

BETWEEN

VCI GLOBAL LIMITED

(BVI Company No.: 2035574)

(as Vendor)

AND

(BVI Company No.:                     )

(as Purchaser)

SHARE SALE AGREEMENT

in respect of 100% of Class A and Class B shares in V Capital Consulting Group Limited

THIS AGREEMENT is made on December 15, 2025.

BETWEEN:

1.	VCI GLOBAL LIMITED (BVI Company No. 2035574) a company incorporated in British Virgin Islands and having its business address at Suite 33.03 of Level 33 Mid Zone, Exchange 106, Lingkaran TRX, 55188 Tun Razak Exchange (TRX), Kuala Lumpur, Malaysia (“Vendor”); and

2.	(BVI Company No. ) a company incorporated in (“Purchaser”),

(each a “Party” and collectively, the “Parties” or where the context permits or requires, any one or both of them).

WHEREAS:

(A)	V Capital Consulting Group Limited (BVI Company No: 2166034), is a company incorporated in British Virgin Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. (“Company”).

(B)	The Vendor is the legal and beneficial owner of one hundred percent (100%) of the issued and paid-up capital of the Company made up of twenty-one million (21,000,000) Class A shares and three million (3,000,000) Class B shares (“Sale Shares”).

(C)	The Vendor is desirous of selling and transferring to the Purchaser and the Purchaser are desirous of purchasing and accepting the transfer of the Sale Shares, free of all Encumbrances (hereinafter defined) whatsoever, together with all rights and benefits whatsoever attaching thereto as from the Completion Date (hereinafter defined), upon the terms and conditions herein.

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Agreement”	means this share sale agreement;

“Business Day”	means a day other than a Saturday, Sunday, or a public holiday when commercial banks are open for business in the Federal Territory of Kuala Lumpur, Malaysia;

“Communication”	has the meaning ascribed to it in Clause 8.2;

“Company”	has the meaning ascribed to it in Recital A;

“Completion”	means the completion of transfer of the Sale Shares in accordance with this Agreement;

“Completion Date”	means the date on which Completion takes place;

“Encumbrances”	includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature;

“Purchase Consideration”	has the meaning ascribed to it in Clause 3;

“Sale Shares”	has the meaning ascribed to it in Recital B;

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	words denoting one gender include the other gender and neuter gender and words denoting the singular include the plural and vice versa;

1.2.2	an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

1.2.3	any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

1.2.4	where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any of the foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.5	any reference to a recital, sub-paragraph, paragraph, clause, schedule or party is to the relevant recital, sub-paragraph, paragraph, clause, schedule or party of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement or any such provisions as may be mutually agreed in writing by the Parties, from time to time and in force;

1.2.6	any reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders, rules and regulation made thereunder;

1.2.8	any reference to a “business day” is to a day (not being a public holiday in Kuala Lumpur or a Saturday or Sunday) on which banks licensed to carry on banking business under the relevant laws, are open for business in Kuala Lumpur and any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar;

1.2.9	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a business day, then that period is to be deemed to only expire on the next business day;

1.2.10	the recitals to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the recitals to this Agreement;

1.2.11	a warranty, representation, undertaking, indemnity, covenant or agreement on the part of two or more persons binds them jointly and severally;

1.2.12	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement shall be in writing;

1.2.13	words denoting an obligation on a party to do an act, matter or thing includes an obligation to procure that it be done or words placing a party under a restriction include an obligation not to permit an infringement of the restriction;

1.2.14	a reference to “United States Dollars” or “USD” shall be construed as the lawful currency of the United States of America;

1.2.15	a reference to a party to a document includes that party’s successors and permitted assigns; and

1.2.16	no rule for the construction or interpretation of contracts shall apply to the disadvantage of a party for the reason that the party was responsible for the preparation of this Agreement or any part of it.

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement:

(a)	the Vendor shall sell and transfer to the Purchaser the Sale Shares free from all Encumbrances and together with all rights and benefits attaching thereto; and

(b)	the Purchaser shall purchase and accept the transfer of the Sale Shares from the Vendor free from all Encumbrances and together with all rights and benefits attaching thereto.

3.	CONSIDERATION

3.1	Purchase Consideration

The consideration for the sale and purchase of the Sale Shares shall be United States Dollars Thirty Three Million Nine Hundred and Seventy Five Thousand (USD33,975,000) only (“Purchase Consideration”).

3.2	Terms of Payment

3.2.1	The Purchaser shall pay the Purchase Consideration by way of cash and/or issuance or transfer of common stock listed on a major stock exchange (“Listed Shares”) to the Vendor within three (3) years from the date of this Agreement.

4.	COMPLETION

4.1	When Completion Takes Place

Subject to (a) the terms and conditions of this Agreement, (b) the Parties complying with all its obligations herein and any other covenants given on or prior to the Completion Date, (c) there being no breach of or non-compliance with any term, condition, undertaking or warranty, Completion shall take place immediately on the date of the execution of the Agreement or on the date agreed in writing between the Parties, at the office of the Company or at such other venue mutually agreed between the Vendor and the Purchaser.

4.2	Mechanism of Completion

On the Completion Date, the Vendor shall deliver the following documents (“Relevant Documents”) to the Purchaser:

(a)	duly executed but undated instrument of transfer in respect of the Sale Shares; and

(b)	duly executed but undated resolutions of the board of directors of the Company approving the transfer of the Sale Shares from the Vendor to the Purchaser as the registered and beneficial owner of the Sale Shares in the register of members of the Company.

4.3	Return of Relevant Documents

If this Agreement is rescinded or lawfully terminated in accordance with the terms of this Agreement, the Vendor shall be entitled to have returned to it the Relevant Documents.

5.	AUDIT

The Vendor hereby grants the Purchaser, the right to inspect and conduct audit on the Company (“Audit”). The Vendor and the Company agree that any and all contracts, agreements, correspondences, books, accounts and other information relating to the Company’s business or the Company’s financial position shall be made available for inspection and audit by the Purchaser and Purchaser’s third party accountants or authorised personnels.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each Party hereby represents and warrants to the other Party that:

(a)	it has full legal right and capacity to enter, execute, deliver and perform the terms and conditions of this Agreement;

(b)	this Agreement constitutes valid, legal and binding obligations on it, enforceable in accordance with its terms; and

(c)	the execution and delivery of this Agreement and performance of the obligations contained herein will not violate any applicable laws or documents to which it is a party or by which it is bound.

6.2	The Vendor hereby represent and warrant that:

(a)	The Vendor hereby warrant to the Purchaser that the information and statements set out in the Vendor’s Warranties set out in Schedule 1 are true and fair in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Vendor’s Warranties shall be deemed to be repeated on Completion as if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

(b)	The Vendor acknowledge and agree that the Purchaser has entered into this Agreement in reliance on, inter alia, the Vendor’s Warranties.

(c)	Each of the Vendor’s Warranties is separate and is to be construed independently of the others.

(d)	If the Vendor shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Vendor’s Warranties being unfulfilled, untrue, misleading or incorrect, the Vendor shall promptly notify the Purchaser in writing with full details thereof.

6.3	Purchaser’s Warranties

(a)	The Purchaser hereby warrants to the Vendor that the information and statements set out in the Purchaser’s Warranties in Schedule 2 are true and fair in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Purchaser’s Warranties shall be deemed to be repeated on Completion if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

(b)	The Purchaser acknowledges and agrees that the Vendor have entered into this Agreement in reliance on the Purchaser’s Warranties.

(c)	Each of the Purchaser’s Warranties is separate and is to be construed independently of the others.

(d)	If the Purchaser shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Purchaser’s Warranties being unfulfilled, untrue, misleading or incorrect, the Purchaser shall promptly notify the Vendor in writing with sufficient details thereof.

7.	TERMINATION

7.1	The Vendor’ Breach

If the Vendor breach any of the material or fundamental terms or conditions of this Agreement, the Purchaser shall give notice in writing to the Vendor specifying the default or breach requiring the Vendor to remedy the said default or breach within fourteen (14) days of the receipt of such notice.

7.2	If the Vendor fail to remedy the relevant default or breach within the said fourteen (14) days or such other period as may be mutually agreed between the Parties in writing to the satisfaction of the Purchaser, the Purchaser shall be entitled to:

7.2.1	if the default or breach occurs prior to Completion,

(a)	enforce this Agreement by way of specific performance; or

(b)	give notice to the Vendor to terminate this Agreement and demand from the Vendor for the immediate return of all monies paid by the Purchaser under this Agreement; or

7.2.2	If the default or breach occurs subsequent to Completion, give notice to the Vendor to pursue a claim for damages and/or demand from the Vendor for the immediate return of all monies paid by the Purchaser under this Agreement.

7.3	The rights and remedies of the Purchaser in respect of any breach of the terms and conditions herein shall not be affected by Completion.

7.4	The Purchaser’s Breach

Upon the Vendor becoming aware of the occurrence of any of the events stated hereunder, the Vendor shall have the right to give notice in writing to the Purchaser specifying the default or breach requiring the Purchaser to remedy the said default or breach to the satisfaction of the Vendor within fourteen (14) days or such other period as may be mutually agreed between the Parties in writing of the receipt of such notice. The events are:

(a)	Breach

the breach of any of the material or fundamental terms or conditions of this Agreement by the Purchaser or the failure to perform or observe any of the material or fundamental undertaking, obligation or agreement in this Agreement by the Purchaser.

(b)	Receiver/Special Administrator

a receiver, receiver and manager, special administrator, trustee or similar official is appointed over any of the assets or undertaking of the Purchaser;

(c)	Winding Up

an application or order is made for the winding-up or dissolution of the Purchaser or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Purchaser;

(d)	Arrangements

the entry into or the resolution to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them, by the Purchaser;

(e)	Events of Default

the Purchaser commits any act or omits to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing any of the events specified in Clauses 7.4(b), (c), and (d) to occur.

7.5	If the Purchaser fails to remedy the relevant default or breach within the said fourteen (14) days to the satisfaction of the Vendor, the Vendor shall be entitled to:

7.5.1       if the default or breach occurs prior to Completion:

(a)	enforce this Agreement by way of specific performance; or

(b)	give notice to the Purchaser to terminate this Agreement and thereafter this Agreement shall be deemed as terminated and neither Party shall have any further claims or actions whatsoever against the other under or arising out of this Agreement;

7.5.2	if the default or breach occurs subsequent to Completion, give notice to the Purchaser to pursue a claim for damages.

8.	NOTICES

8.1	Contact Addresses and Numbers

The addresses and e-mail address of the Parties for the purpose of this Agreement are specified below:

Vendor
Address	:	Suite 33.03 of Level 33 Mid Zone, Exchange 106, Lingkaran TRX, 55188 Tun Razak Exchange (TRX), Kuala Lumpur, Malaysia
E-mail	:
Attention	:

Purchaser
Address	:

E-mail	:
Attention	:

8.2	Service of Notice

Except as stipulated otherwise in this Agreement, a notice, letter or other communication required or permitted (“Communication”), under this Agreement or by any written law related, ancillary or incidental to this Agreement, shall be served to the other Party in a manner as follows:

(a)	by personal delivery by leaving the Communication at the Party’s current address for service;

(b)	by mailing the original copy of the Communication via prepaid registered post or by courier addressed to that Party at the Party’s current address for service;

(c)	by facsimile; or

(d)	by attaching the scanned copy of the Communication in an email message and sending said email message to the Party’s current email address.

8.3	Particulars for Services

(a)	The particulars for service of the Vendor, for the purpose of this clause, are as stipulated above pursuant to Clause 8.1.

(b)	The particulars for service of the Purchaser, for the purpose of this clause, are as stipulated above pursuant to Clause 8.1.

(c)	The Parties may change its particulars for service by way of written notice to the other.

8.4	Time of Service

A Communication is deemed served:

(a)	if served personally or left at the Party’s current postal address for service, upon service;

(b)	if posted by registered post via courier to a Malaysian address, two (2) Business Days after posting, and in any other case, five (5) Business Days after posting;

(c)	if posted by registered post within Malaysia to a Malaysian address, five (5) Business Days after posting, and in any other case, ten (10) Business Days after posting;

(d)	if served by email, at the time transmission of such email provided always that the scanned copy of the Communication is attached therein and the sender has not received a failed or undeliverable message from the host provider of the recipient within twenty-four (24) hours from the time of transmission of the email; and

(e)	if a Party receive Communication by method (a) and (c) after 1700 hours local time of the place of receipt, the service is deemed completed at 0900 hours local time on the next Business Day.

9.	CONFIDENTIALITY

9.1	The Parties agree that the contents of this Agreement and all information provided by one Party to the other Party in connection with this Agreement or in the course of the negotiations and all information concerning the matters contemplated in this Agreement (“Confidential Information”) shall, unless such information is required for the purpose of performing the Parties’ obligations contemplated in this Agreement, be held in strict confidence by each Party and its respective officers, employees, agents and servants and shall not be disclosed to any other party without the written consent of the Parties.

9.2	The Parties shall not make any announcement or disclosure of the Confidential Information, except where such Party reasonably determines that a disclosure or announcement is required by law, rule, regulation, judicial or government order, subpoena, the listing requirements of any stock exchange on which the shares of such Party or of its holding company are listed or other legal process, in which case such Party shall provide the other Party with written notice, to the extent practical and permitted by law, regulation or regulatory authority, of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy provided that no such prior notification shall be required in respect of any disclosure to regulatory authorities or stock exchange having jurisdiction over the Party.

9.3	Nothing in this Agreement shall restrict the Parties’ right to use, disclose or otherwise deal with any of the Confidential Information in any of the following circumstances:

(a)	if and to the extent that such Confidential Information was in the public domain at the time that it was disclosed to a Party or subsequently becomes so otherwise than as a result of a breach of the provisions of this Agreement by the Party; or

(b)	if such disclosure is required by law or by an order of a court of competent jurisdiction or any relevant regulatory authority which includes any stock exchange.

9.4	This restriction shall continue to apply after the termination, rescission and Completion of this Agreement, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Parties so restricted.

9.5	In addition to the above, until the Completion Date, no press release or other statement regarding this Agreement shall be issued by either Party without the prior written consent of the other Party, such consent to not be unreasonably withheld, conditioned or delayed, as to form, content, timing and manner of distribution or publication, provided that no Party shall be prevented from making any disclosure or announcement which is required to be made by law or pursuant to applicable legislation and the rules and policies of the British Virgin Islands, NASDAQ or the U.S. Securities and Exchange Commission.

10.	MISCELLANEOUS

10.1	Governing Laws and Jurisdiction

(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including without limitation any non-contractual obligations) shall be governed by and construed in accordance with the laws of Malaysia.

(b)	The courts of Malaysia shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

10.2	Time

Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

10.3	Waiver and Exercise of Rights

(a)	A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other and/or subsequent exercise of that right or the exercise of any other right.

(b)	No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

10.4	Further Assurance

The Parties covenant that they will each respectively sign, execute, do and procure all other persons or companies, if necessary, to execute and do all such further deeds, assurance, acts and things as may be necessary to give valid effect to the terms and conditions of this Agreement.

10.5	Successors and Assigns

(a)	This Agreement shall be binding on and shall ensue for the benefit of each Party’s successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

10.6	Counterparts

This Agreement may be signed in counterparts. If signed by the Parties in respective counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

10.7	Illegality and Severability of Provisions

(a)	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect the legality, validity or enforceability of this Agreement as a whole under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

(b)	If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

(c)	If it is not possible to read down the provision as required in this clause, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or any of the other provisions in this Agreement.

10.8	Costs and Expenses

The Parties shall bear their respective legal costs and expenses with respect to the negotiation, preparation and execution of this Agreement and other documents related, ancillary and incidental to this Agreement. Any stamp duty related to Agreement and other documents related, ancillary and incidental to this Agreement shall be borne by the Vendor.

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10.9	Assignment of this Agreement

No Party shall assign, novate, transfer, mortgage, charge, subcontract, or deal in any other manner with any of its rights and obligations under this Agreement unless otherwise agreed in writing, by the other Party.

10.10	Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter and supersedes any prior written or oral agreement between them relating to it and may not be modified except in writing and signed by all Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

VENDOR

Signed by Dato’ Hong Khay Kuan	)
authorised signatory for and on behalf of	)
VCI GLOBAL LIMITED	)
)
Designation: Director
Name: Dato’ Hong Khay Kuan

PURCHASER

Signed by	)
authorised signatory for and on behalf of	)
)
)

Designation: Director Name:

Schedule 1 – Vendor’s Warranties

1.	Capacity, Authority and Corporate Organisation

1.1	Right, power, authority and action

(a)	the Vendor have full power and authority, without any further consent of any other person, to enter, execute, deliver and perform the terms and conditions of this Agreement;

(b)	all acts, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents from third parties) in order to authorize, empower and enable it to lawfully enter into, exercise its rights and perform its obligations under this Agreement have been taken, fulfilled and done;

(c)	this Agreement constitutes valid, legal and binding obligations on the Vendor, enforceable in accordance with its terms;

(d)	the execution and delivery of this Agreement and performance of the obligations contained herein by the Vendor will not violate any applicable laws or documents to which the Vendor are a party or by which they are bound; and

(e)	the Vendor have not committed any act of bankruptcy or is an adjudicated bankrupt, and there does not exist any bankruptcy / winding-up proceeding or petition against the Vendor.

1.2	The Sale Shares

(a)	As at the date of this Agreement until Completion, the issued share capital of the Company are twenty-one million (21,000,000) Class A shares and three million (3,000,000) Class B shares, and the Vendor is the legal and beneficial owner of the Sale Shares free from all encumbrances.

(b)	The Vendor own and control absolutely and without any restriction the exercise of each right and power attached to each Sale Share under applicable law, including, without limitation, the right to vote at any general meeting.

(c)	The Vendor have not entered into any contract or arrangement in respect of the Sale Shares, the right to vote on the Sale Shares or in respect of the corporate governance of the Company.

(d)	The Sale Shares comprise of 100% of the Company’s issued and paid-up share capital.

(e)	There is no agreement, arrangement or obligation to create or give any encumbrances, in relation to any of the issued or unissued shares in the capital of the Company.

(f)	There is no right of pre-emption and no restriction on transfer over the Sale Shares nor agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion or right of first refusal).

(g)	On Completion Date, the Purchaser shall be able to register the Sale Shares in the name of the Purchaser.

2.	The Company and Subsidiaries

2.1	Incorporation and existence of the Company

The Company:

(a)	has been duly incorporated and is validly existing under the laws of the British Virgin Islands; and

(b)	has the power to own its own assets and carry on its business as it is now being conducted.

2.2	Memorandum and Articles of Association (“M&A”)

If applicable, the Company is operating and has always operated its business and all other affairs of the Company in all respects in accordance with its M&A at the relevant time.

2.3	Registers etc.

Each register, minute book and other book which the Act requires the Company to keep has been properly kept, is up-to-date and contains a complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

2.4	Returns etc.

All returns, particulars, resolutions and other documents required to be delivered by the Company to the Registry office of British Virgin Islands or another governmental or other Public Authority or agency have been properly and duly prepared and delivered.

2.5	Power of attorney/agency

(a)	There are no powers of attorney granted by the Company which remains in force.

(b)	No person not being an employee of the Company is authorised to act as agent for the Company or bind the Company other than the directors of the Company.

3.	Books and Records

3.1	All the accounts, books, ledgers, financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed in accordance with the requirements of all relevant statutes.

3.2	The accounts books and records of the Company disclose and make proper provision or reserve for, or note of, all contingent liabilities, capital or burdensome commitments and deferred Taxation.

4.	Licenses

4.1	The Company has attended to the necessary registrations and procured all necessary licences, consent, permits and authorisations (“Licenses”) to carry on its trade or business.

4.1	The Licenses are valid and subsisting and in full force and effect and there is no reason for any of the Licenses to be suspended, cancelled, revoked, varied or not renewed as a result of the sale and transfer of the Sale Shares to the Purchaser or otherwise.

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5.	Litigation

5.1	Litigation or arbitration

5.1.1	The Company is not engaged, whether as plaintiff or defendant, in any litigation, arbitration proceedings or prosecution and no such litigation, proceeding or prosecution is pending or threatened.

5.1.2	There is no order, decree or judgment of any court or governmental agency or Public Authority in Malaysia or any foreign country against the Company which may have a material adverse effect upon the assets or business of the Company.

5.1.3	There is not and has not been, in respect of the Company or any part of its business or assets:

(i)	any order made, petition presented or resolution passed (and no meeting has been convened at which such a resolution is proposed) for its winding up;

(ii)	any voluntary arrangement or administrative order;

(iii)	any proposal or petition or any distress, execution or other process levied;

(iv)	any receiver, administrative receiver, administrator or other encumbrance appointed;

(v)	any unfulfilled or unsatisfied judgment or court order outstanding; or

(vi)	any circumstances which might lead to the occurrence of any of the above events.

5.1.4	There is no current, on-going, pending or threatened litigation by or against the Vendor which may adversely affect the ability of the Vendor to fulfil and discharge all or any of its obligations under this Agreement.

5.1.5	There is no order, decree or judgment of any court or governmental agency or Public Authority in British Virgin Islands or any foreign country against the Vendor which may adversely affect the ability of the Vendor to fulfil and discharge all or any of its obligations under this Agreement.

6.	Real Estate

The Company does not own, whether legally or beneficially, any landed property.

7.	Consequences of Purchase by The Purchaser

The Company is not a party to, nor is it bound or affected by or subject to, any Encumbrances, lease, agreement, deed, commitment, document, instrument, statute, legislation, regulation, judgment, order, decree or law which would be violated, contravened or under which a default would arise, as a result of the purchase of the Sale Shares by the Purchaser or performance by the Company of the actions contemplated by this Agreement and such purchase or performance will not:

(a)	result in the Company losing the benefit of any right or privilege it presently enjoys;

(b)	relieve any person of any contractual obligation to the Company or enable any person to terminate any such obligation or any right or benefit enjoyed by the Company or to exercise any right under any agreement with the Company;

(c)	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

(d)	cause the Company to be in breach of any obligations to a third party; or

(e)	cause the termination of or give rise to a right to any party to terminate any agreement entered into by the Company.

8.	Delegation of Authority

8.1	There are no delegations of authority or powers of attorney given by the Company which are in force.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary and proper course of its business.

9.	Employment

9.1	The Company does not have any present or contingent liability to its former employee (if any) for any entitlements arising out of any employment by the Company.

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Schedule 2 – Purchaser’s Warranties

1.	Incorporation and Existence

The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

2.	Power and Authority

The Purchaser has full corporate power and authority to enter into, perform and complete the transactions contemplated by this Agreement.

3.	Authorisations

All necessary corporate, shareholder and other actions required to authorise the execution, delivery and performance of this Agreement by the Purchaser have been duly taken.

4.	Binding Obligations

This Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to applicable insolvency and similar laws.

5.	No Conflict

The execution and performance of this Agreement by the Purchaser do not and will not:

a.	breach any provision of its constitutional documents;

b.	result in a breach of, or default under, any agreement or instrument binding on the Purchaser; or

c.	violate any applicable law or regulation.

6.	Consents and Approvals

No consent, approval, authorisation or filing with any governmental or regulatory authority is required for the Purchaser to enter into and perform this Agreement, other than those that have been obtained or will be obtained prior to Completion.

7.	Financial Resources

The Purchaser has, or will have at Completion, sufficient financial resources to pay the Consideration and to perform its obligations under this Agreement.

8.	No Insolvency

The Purchaser is not insolvent and no steps have been taken or threatened for its winding-up, administration, liquidation or the appointment of a receiver or similar officer.

9.	Litigation

There are no legal, arbitral or administrative proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser which would have a material adverse effect on its ability to perform its obligations under this Agreement.

10.	Agents and Brokers

No broker, finder or agent is entitled to any commission or fee in connection with the transactions contemplated by this Agreement for which the Seller could be liable.